EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Alexandria Real Estate Equities, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $.01 per share	Rules 457(c) and 457 (h)	2,000,000	$130.46	$260,920,000	0.00011020	$28,754
Total Offering Amounts					$260,920,000		$28,754
Total Fee Offsets							$—
Net Fee Due							$28,754

(1)    Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of Alexandria Real Estate Equities, Inc.’s (the “Company”) common stock, par value $0.01 per share (“Common Stock”) that become issuable under the Plan by reason of any future stock dividend, stock split, recapitalization or other similar transactions effected without receipt of consideration by the Company that increases the number of outstanding shares of Common Stock.
(2)    This Registration Statement registers the issuance of an additional 2,000,000 shares of the Common Stock, which are reserved for future grant and issuable pursuant to the Company’s Amended and Restated 1997 Stock Award and Incentive Plan (the “Plan”).
(3)    Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c)  and 457(h). The price per share and aggregate offering price are based upon the average of the high and low prices of Registrant’s Common Stock on October 20, 2022, a date within five business days prior to the filing of this Registration Statement, of $131.91 and $129.01, respectively, as quoted on the New York Stock Exchange.